Exhibit 16.2

WHITLEY PENN
CPAs AND PROFESSIONAL CONSULTANTS

January 9, 2003

Parallax Entertainment, Inc.
9521 21 Street S.E.
Calgary, Alberta
T2C 4B1 Canada

Gentlemen:

This is to confirm that the client-auditor relationship between Parallax Entertainment, Inc. (Commission File No. 000-32585) and Whitley Perm (formerly Jackson & Rhodes P.C.) has ceased. There were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to our satisfaction, would have caused us to make reference to the subject matter of the disagreement in connection with our report.

Sincerely,

/s/ Whitley Penn
Whitley Penn (formerly Jackson & Rhodes P.C.)

cc: Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street N.W.
Washington, D.C. 20549